Exhibit 99.1

Emerald Reports First Quarter 2022 Financial Results

Recovery Momentum Continues

NEW YORK, N.Y. – May 9, 2022 – Emerald Holding, Inc. (NYSE:EEX) (“Emerald” or the “Company”), a leading U.S. business-to-business platform producer of trade shows, events, conferences, marketing and B2B software solutions, today reported financial results for the first quarter ended March 31, 2022.

Highlights

•	In the first quarter of 2022, Emerald successfully traded 31 in-person trade shows, conferences and other events, serving more than 141,000 attendees and 5,700 exhibiting companies
•	Revenues of $98.5 million for the first quarter 2022 an increase of $85.6 million, or 663.6%, from $12.9 million in revenue for the first quarter of 2021
•	Net income of $22.6 million for the first quarter 2022, compared to net loss of $15.3 million for the first quarter 2021
•	First quarter net income included non-cash charges of $7.9 million and $0 for 2022 and 2021, respectively, related to impairment of goodwill and certain intangible assets
•

Adjusted EBITDA, a non-GAAP measure, of $54.4 million for the first quarter 2022, compared to negative $2.5 million for the first quarter 2021 (Refer to Schedule 3 for a reconciliation to net income, the most directly comparable GAAP measure)

•	Cash generation increased as bookings for returning events accelerate
•	Cash provided by operations of $33.0 million for the first quarter 2022, compared to $1.6 million for the first quarter 2021
•

Emerald generated free cash flow, a non-GAAP measure, of $29.8 million for the first quarter 2022 as compared to $0.6 million for the first quarter 2021 (Refer to Schedule 4 for a reconciliation to net cash provided by operations, the most directly comparable GAAP measure)

•	Emerald bought back 0.3 million shares at an average price of $3.63 per share during the first quarter 2022
•	Emerald continues to actively pursue the collection of the remaining unpaid amounts of filed insurance claims for its cancelled and impacted 2020 and 2021 events
•

To date, Emerald has submitted $347.5 million in claims, which represents the net amount of budgeted gross revenues less avoided costs for impacted or cancelled events previously scheduled to take place in 2020 and 2021

•	Insurance claim payments received to date total $213.1 million, of which $89.1 million was received in 2020, $95.3 million was received in 2021 and $28.8 million was received in the first quarter 2022
•	Emerald ended the quarter with $254.4 million in cash and full availability of its $110 million revolving credit facility

First Quarter 2022 Financial Performance

	Three Months Ended March 31,
	2022	2021	Change	% Change
	(unaudited, dollars in millions, except percentages and per share data)
Revenues	$98.5	$12.9	$85.6	663.6%
Net income (loss)	$22.6	$(15.3)	$37.9	NM
Net cash provided by operating activities	$33.0	$1.6	$31.4	1,962.5%
Diluted income (loss) per share	$0.07	$(0.33)	$0.40	NM

Non-GAAP measures:
Adjusted EBITDA	$54.4	$(2.5)	$56.9	NM
Adjusted EBITDA excluding event cancellation insurance proceeds	$25.6	$(16.6)	$42.2	NM
Free Cash Flow	$29.8	$0.6	$29.2	4,866.7%

Hervé Sedky, Emerald’s President and Chief Executive Officer, said, “We are pleased with our first quarter results which clearly demonstrate that we are in the midst of a robust recovery, highlighted by several of our events that have delivered or are tracking ahead of their pre-pandemic levels.  Continued strong attendee turnout is also driving improved NPS scores for our exhibitors and providing a catalyst for rebooking of future events which we believe strengthens our ability to achieve our full year 2022 financial guidance.  While our business and industry are recovering, we remain focused on transforming Emerald and accelerating organic growth through new show launches and accretive M&A.  Along those lines, I am very pleased with our launch of SIAL America in March, which is our entry into the high growth food and beverage category.  The show met all of our internal metrics for exhibitors, attendees, and 1on1 meetings, and positions the show for a successful second edition next March.  Our plan is to launch three more new events in 2022 as we believe new show launches can add two to three points to organic growth, annually, over the next few years.  We will also continue to evaluate acquisition candidates in high-growth industries which will further Emerald’s objectives to continue diversifying across end markets, similar to our recent acquisition of MJBiz which provides entry into serving the high-growth Cannabis industry.  Looking forward, we have a robust M&A pipeline and expect to be active over the balance of the year as we strive to accelerate growth and profitability.”

David Doft, Emerald’s Chief Financial Officer, added, “2022 has presented a welcome change to the events landscape as we work to stage a full calendar of live events while benefiting from our business model as we generate strong free cash flows as our bookings for future events accelerates.  Of note, we ended the first quarter in a solid financial position with more than $254 million of cash on our balance sheet, having generated $29.8 million in free cash flow in the quarter.  This strong cash position provides the flexibility to invest in our business to drive organic growth while diversifying into new, high growth industries through accretive M&A.   One area that we are particularly excited about is the build out of our 365-day content platform which is delivering accelerated growth as we share best practices and launch new advertising and sponsorship offerings across our verticals.  We are also pleased with our ecommerce platform, Elastic, which has provided new customer signings and a subscription-based revenue stream to our business.  Taken together, we believe we have real momentum at Emerald and continue to expect to achieve full-year 2022 revenues in excess of $300 million and Adjusted EBITDA in excess of $50 million (excluding any insurance recoveries which would be incremental to this), which is burdened by $10 million of anticipated investment through the year on growth initiatives, as well as $70 million in free cash flow which is an attractive feature of our business model.”

Resumption of Live Events and Expected Insurance Recovery Update

Emerald actively returned to staging in-person events beginning in July 2021 and continues to do so to date. During the first quarter of 2022, Emerald successfully traded 31 in-person trade shows, conferences and other events, serving more than 141,000 attendees and 5,700 exhibiting companies.  Emerald continues to plan for a full slate of events in 2022.

In addition, Emerald continues to pursue full recovery for event cancellation insurance claims relating to events originally scheduled to stage in 2020 and 2021. In total, Emerald has submitted insurance claims of $347.5 million. The Company has submitted insurance claims for each of its 2020 cancelled shows. For events previously scheduled to take place in 2020, Emerald has submitted approximately $167 million in claims, which represents the net amount of expected gross revenues less avoided costs for cancelled events scheduled to take place in 2020. Insurance claim payments for 2020 events received to date total $142.2 million, of which $89.1 million was received in 2020, $52.2 million was received in 2021 and $0.9 million was received in 2022.  The Company has also submitted additional claims of approximately $180.5 million for events cancelled or otherwise impacted in 2021.  Insurance claim payments for 2021 events received to date total $71.0 million, of which $43.1 million was received in 2021, and $27.9 million was received in 2022.

On February 22, 2021, the Company filed a complaint in Federal District Court in Orange County, California against its event cancellation insurers under the Company’s 2020 and 2021 event cancellation insurance policy.  The Company believes the insurers have acted in bad faith and failed to timely pay amounts due and owing on submitted claims. Under its complaint, the Company is seeking to enforce its rights under the policies to receive the maximum applicable coverage for the 2020 and 2021 event cancellations, postponements and reductions, and to receive court-ordered payment on all outstanding submissions for 2020 and 2021 events.

While there is no guarantee or assurance as to the outcome of this litigation or the amount or timing of future recoveries from the Company’s event cancellation insurance policies, the Company believes that all events that have been impacted, cancelled or postponed due to COVID-19 during 2020 and 2021 to date should qualify as covered losses under the event cancellation insurance policies and that, to date, the insurers have paid less than what is owed under the policies.

Financial & Operational Results, Quarter Ended March 31, 2022

For the first quarter of 2022, Emerald reported revenues of $98.5 million compared to revenues of $12.9 million for the first quarter of 2021, an increase of $85.6 million or 663.6%.  The primary driver of the increase was $62.7 million in revenues related to live events that staged in the first quarter of 2022 but had been cancelled in the prior year due to COVID-19.  When compared to their last in-person edition, revenue for these events was down $36.6 million, or 37.1%.  In addition, events that typically stage in the first quarter but had to be moved to dates later in 2021 due to COVID-19 generated $12.3 million during the first quarter of 2022 when they resumed staging in the earlier part of the year.  When compared to their last in-person edition, revenue for these events increased $4.7 million or 61.9%.   Organic revenues for the first quarter of 2022 were $21.5 million, representing organic revenue growth of $7.7 million, or 55.8%, as compared to the prior year first quarter organic revenues of $13.8 million, due primarily to a $3.4 million, or 111.5%, increase in revenues from several events that staged in the first quarter of 2022 as well as the first quarter of 2021.  In addition, organic increases subscription software and services and other marketing services revenues increased by $2.1 million or 29.4% when compared to the first quarter of 2021.  Acquisitions that closed after the first quarter of 2021 and a new launch generated incremental revenues of $3.5 million.

The Company recognized net income of $22.6 million for the first quarter of 2022 compared to net loss of $15.3 million for the first quarter of 2021. The increase in net income was primarily attributable to the increase in revenues related to the continued return of live events in the first quarter of 2022 and higher event cancellation insurance claims proceeds being received during the first quarter of 2022. The Company recorded $28.8 million of Other Income during the first quarter of 2022 as a result of the receipt of event cancellation insurance claims proceeds primarily related to events cancelled during 2021 compared to $14.1 million of Other Income recorded during the first quarter of 2021 as a result of the receipt or confirmation of event cancellation insurance claims proceeds related to events cancelled in 2020.  In the first quarter of 2022, in connection with changes to the Company’s operating segments, the Company performed a goodwill impairment assessment and recorded a $6.3 million non-cash impairment charge, as well as a $1.6 million non-cash charge related to the impairment of certain indefinite-lived intangible assets.  The Company did not perform a goodwill impairment assessment in the first quarter of 2021.

For the first quarter of 2022, Adjusted EBITDA was $54.4 million, compared to negative $2.5 million for the first quarter of 2021.  The increase in Adjusted EBITDA of $56.9 million was mainly due to profits generated by the live events that staged during the quarter and the higher confirmed or received event cancellation insurance claims proceeds described above.  The Company’s Adjusted EBITDA for the first quarter of 2022 has been heavily impacted by the timing and receipt of approved claim payments under the Company’s event cancellation insurance policy.

For a discussion of the Company’s presentation of Organic revenues and Adjusted EBITDA, including Adjusted EBITDA excluding event cancellation insurance proceeds, which are non-GAAP measures, see below under the heading “Non-GAAP Financial Information.”  Refer to Schedule 1 for a reconciliation of Organic revenues to revenues (discussed in the first paragraph of this section), the most directly comparable GAAP measure, and refer to Schedule 3 for a reconciliation of Adjusted EBITDA and Adjusted EBITDA excluding event cancellation insurance proceeds to net loss (discussed in the second and third paragraphs of this section), the most directly comparable GAAP measure.

Cash Flow

Net cash provided by operating activities was $33.0 million in the first quarter of 2022, compared to $1.6 million in the comparable period of the prior year. This improvement largely reflected the receipt of $28.8 million of event cancellation insurance claims proceeds during the first quarter as well as increased customer deposits related to the successful execution of on-site rebooking at shows that staged in the first quarter of 2022 and deposits received for events scheduled to stage throughout the rest of the year.  As a result of minimal first quarter 2022 refund payments and transfers of $3.5 million of customer funds from cancelled events to contracts for future events, as of March 31, 2022, cancelled event liabilities decreased to $6.3 million as compared to $9.8 million at December 31, 2021.

Capital expenditures were $3.2 million for the first quarter of 2022, compared to $1.0 million for the first quarter of 2021.

Free Cash Flow, which the Company defines as net cash provided by operating activities less capital expenditures, was an inflow of $29.8 million in the first quarter of 2022, compared to $0.6 million in the first quarter of 2021.

The Company bought back 0.3 million shares at an average price of $3.63 per share during the first quarter 2022. Since the beginning of 2021, the Company has bought back 2.8 million shares.

For a review of the Company’s presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.”  Refer to Schedule 4 for a reconciliation of Free Cash Flow to net cash (used in) provided by operating activities (discussed in the first paragraph of this section), the most directly comparable GAAP measure.

Conference Call Webcast Details

As previously announced, the Company’s leadership will hold a conference call to discuss its first quarter 2022 results at 8:30am EDT on May 9, 2022.

The conference call can be accessed by dialing 1-877-407-9039 (domestic) or 1-201-689-8470 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13729258. The replay will be available until 11:59 pm (Eastern Time) on May 16, 2022.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at [http://investor.emeraldx.com]. An online replay will be available on the same website immediately following the call.

About Emerald

Emerald is a leader in building dynamic, market-driven business-to-business platforms that integrate live events with a broad array of industry insights, digital tools, and data-focused solutions to create uniquely rich experiences. As true partners, we at Emerald strive to build our customers’ businesses by creating opportunities that inspire, amaze, and deliver breakthrough results. With over [140] events each year, our teams are creators and connectors who are thoroughly immersed in the industries we serve and committed to supporting the communities in which we operate.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the schedules attached hereto.

Organic Revenue

We define “Organic revenue growth” and “Organic revenue decline” as the growth or decline, respectively, in our revenue from one period to the next, adjusted for the revenue impact of: (i) acquisitions and dispositions, (ii) discontinued events, (iii) material show scheduling adjustments and (iv) event cancellations for which the Company has received, or expects to receive, claim proceeds from its event cancellation insurance policy.  We disclose changes in Organic revenue because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe provide a fair comparison of the trends underlying our existing event portfolio given changes in timing or strategy. Management and Emerald’s board of directors evaluate changes in Organic revenue to evaluate our historical and prospective financial performance and understand underlying revenue trends of our events.

Adjusted EBITDA

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, (ii) income tax benefit, (iii) depreciation and amortization, (iv) stock-based compensation, (v) deferred revenue adjustment, (vi) goodwill and other intangible asset impairment charge, (vii) material show scheduling adjustments, where applicable, and (viii) other items that management believes are not part of our core operations.

We have also presented Adjusted EBITDA excluding event cancellation insurance proceeds in order to illustrate the amount of Adjusted EBITDA from continuing operations.

Note: Schedule 3 provides reconciliations for 2022 and 2021 Adjusted EBITDA to net income, however, it is not possible, without unreasonable efforts, to estimate the impacts of show scheduling adjustments, acquisitions and the amount and timing of receipt of event cancellation insurance proceeds and certain other special items that may occur in 2022 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of 2023 projected Adjusted EBITDA to projected net income without unreasonable efforts and has not provided reconciliations for these forward-looking non-GAAP financial measures.

Free Cash Flow

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains and our earnings call will contain certain forward-looking statements, including, but not limited to, our expectations arising from the severe impact of COVID-19 and related variants on our business; our ability to continue staging live events and return our business to pre-COVID levels; our guidance with respect to estimated 2023 revenues and Adjusted EBITDA, including Adjusted EBITDA excluding event cancellation insurance proceeds; our ability to recover insurance proceeds under current policies and the timing of any such recoveries; our ability to obtain event cancellation insurance in the future on similar terms or at all; the outcome of the Company’s litigation against the insurers under the Company’s event cancellation insurance policies; the timing for rescheduled trade show events; and our ability to successfully identify and acquire acquisition targets and integrate and grow acquired businesses. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact

Emerald Holding, Inc.

David Doft, 1-866-339-4688 (866EEXINVT)

Emerald Holding, Inc.

Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

(unaudited, dollars in millions, share data in thousands, except loss per share data)

	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Revenues	$98.5	$12.9
Other income	28.8	14.1
Cost of revenues	34.2	4.0
Selling, general and administrative expense	46.6	30.8
Depreciation and amortization expense	14.3	11.8
Goodwill impairment charges	6.3	—
Intangible asset impairment charges	1.6	—
Operating income (loss)	24.3	(19.6)
Interest expense, net	3.9	4.0
Income (loss) before income taxes	20.4	(23.6)
Benefit from income taxes	(2.2)	(8.3)
Net income (loss) and comprehensive income (loss) attributable to Emerald Holding, Inc.	$22.6	$(15.3)
Accretion to redemption value of redeemable convertible preferred stock	(9.2)	(8.5)
Participation rights on if-converted basis	(8.6)	—
Net income (loss) and comprehensive income (loss) attributable to Emerald Holding, Inc. common stockholders	$4.8	$(23.8)
Basic income (loss) per share	0.07	(0.33)
Diluted income (loss) per share	0.07	(0.33)
Basic weighted average common shares outstanding	70,171	72,245
Diluted weighted average common shares outstanding	70,280	72,245

Emerald Holding, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	March 31, 2022	December 31, 2021
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$254.4	$231.2
Trade and other receivables, net of allowances of $1.3 million and $1.2 million, as of March 31, 2022 and December 31, 2021, respectively	86.2	46.4
Prepaid expenses	13.5	12.5
Total current assets	354.1	290.1
Noncurrent assets
Property and equipment, net	4.4	3.7
Intangible assets, net	226.2	236.7
Goodwill	513.9	514.2
Right-of-use assets	14.3	15.1
Other noncurrent assets	2.4	2.6
Total assets	$1,115.3	$1,062.4
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable and other current liabilities	$56.4	$46.7
Cancelled event liabilities	6.3	9.8
Deferred revenues	139.3	118.1
Contingent consideration	33.9	5.1
Right-of-use liabilities, current portion	4.5	4.7
Term loan, current portion	5.7	5.7
Total current liabilities	246.1	190.1
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	509.8	510.9
Deferred tax liabilities, net	1.4	1.5
Right-of-use liabilities	12.0	13.3
Other noncurrent liabilities	7.7	32.1
Total liabilities	777.0	747.9
Commitments and contingencies
Redeemable convertible preferred stock
7% Series A Convertible Participating Preferred stock, $0.01 par value; authorized shares March 31, 2022 and December 31, 2021; 80,000; 71,442 shares issued and outstanding; aggregate liquidation preference $451.9 million and $444.1 million at March 31, 2022 and December 31, 2021, respectively	443.1	433.9
Stockholders’ deficit
Common stock, $0.01 par value; authorized shares at March 31, 2022 and December 31, 2021: 800,000; 70,130 and 70,026 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	0.7	0.7
Additional paid-in capital	645.2	653.2
Accumulated deficit	(750.7)	(773.3)
Total stockholders’ deficit	(104.8)	(119.4)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$1,115.3	$1,062.4

Schedule 1

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO ORGANIC REVENUES

	Three Months Ended March 31,		Change
	2022	2021	$	%
	(dollars in millions) (unaudited)
Revenues	$98.5	$12.9	$85.6	663.6%
Add (deduct):
Acquisition revenues	(2.0)	—
COVID-19 prior year cancellations(1)	(62.7)	—
COVID-19 prior year postponements(2)	(12.3)	—
Scheduling adjustments	—	0.9
Organic revenues	$21.5	$13.8	$7.7	55.8%

Notes:

(1)	Represents the increase in 2022 revenues as a result of events that staged in the current year and were cancelled due to COVID-19 in the prior year.
(2)	Represents the increase in revenues from events that staged in the first quarter of 2022 but were also postponed and staged in the second half of 2021 due to COVID-19.

Schedule 2

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO DISAGGREGATED REVENUES

	Three Months Ended March 31,
	2022	2021
	(dollars in millions) (unaudited)
Trade Shows	$78.6	$3.6
Other Events	9.1	2.0
Subscription software and services	4.2	2.2
Other marketing services	6.6	5.1
Total Revenues	$98.5	$12.9

Schedule 3

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

	Three Months Ended March 31,
	2022	2021
	(dollars in millions) (unaudited)
Net income (loss)	$22.6	$(15.3)
Add (deduct):
Interest expense	3.9	4.0
Benefit from income taxes	(2.2)	(8.3)
Goodwill impairment charge(1)	6.3	—
Intangible asset impairment charge(2)	1.6	—
Depreciation and amortization	14.3	11.8
Stock-based compensation	2.1	3.0
Deferred revenue adjustment	0.2	0.9
Other items(3)	5.6	1.2
Scheduling adjustments	-	0.2
Adjusted EBITDA	$54.4	$(2.5)
Deduct:
Event cancellation insurance proceeds	28.8	14.1
Adjusted EBITDA excluding event cancellation insurance proceeds	$25.6	$(16.6)

Notes:

(1)

For the three months ended March 31, 2022 represents non-cash charges of $6.3 million for goodwill in connection with the Company’s interim testing of goodwill for impairment resulting from the change in operating segments and reporting units that occurred in the first quarter of 2022.

(2)

Intangible asset impairment charges for the three months ended March 31, 2022 represent non-cash charges of $1.6 million for certain indefinite-lived intangible assets in connection with the Company’s interim testing of intangibles for impairment.

Intangible asset impairment charges for the three months ended December 31, 2021 represent non-cash charges of zero and zero for certain indefinite-lived intangible assets and certain definite-lived intangible assets, respectively, in connection with the Company’s annual testing of intangibles for impairment.

(3)

Other items for the three months ended March 31, 2022 included: (i) $4.3 million in expense related to the remeasurement of contingent consideration, (ii) $0.8 million in transaction costs, primarily in connection with the MJBiz and PlumRiver LLC acquisitions; (iii) $0.4 million in non-recurring legal, audit and consulting fees and (iv) $0.1 million in transition expenses.

Other items for the three months ended March 31, 2021included: (i) $0.2 million in transaction costs in connection with the PlumRiver LLC and EDspaces acquisitions, (ii) $0.6 million in non-recurring, audit and consulting fees and (iii) $0.4 million in expense related to the remeasurement of contingent consideration.

Schedule 4

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended March 31,
	2022	2021
	(dollars in millions) (unaudited)
Net Cash Provided by Operating Activities	$33.0	$1.6
Less:
Capital expenditures	3.2	1.0
Free Cash Flow	$29.8	$0.6

Schedule 5

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENTS RESULTS TO LOSS BEFORE TAXES

	Three Months Ended March 31,
	2022	2021
	(dollars in millions) (unaudited)
Revenues
Commerce	$56.7	$5.7
Design, Creative, and Technology	37.5	4.9
All Other	4.3	2.3
Total revenues	$98.5	$12.9

Other Income
Commerce	$1.1	$6.7
Design, Creative, and Technology	27.0	6.9
All Other	0.7	0.5
Total other income	$28.8	$14.1

Adjusted EBITDA
Commerce	$31.8	$5.3
Design, Creative, and Technology	37.7	2.1
All Other	(2.3)	0.8
Subtotal Adjusted EBITDA	$67.2	$8.2

General corporate and other expenses	(12.8)	(10.9)
Interest expense	(3.9)	(4.0)
Goodwill impairment charges	(6.3)	—
Intangible asset impairment charges	(1.6)	—
Depreciation and amortization expense	(14.3)	(11.8)
Stock-based compensation expense	(2.1)	(3.0)
Deferred revenue adjustment	(0.2)	(0.9)
Other items	(5.6)	(1.2)
Income (Loss) before taxes	$20.4	$(23.6)

Schedule 6

Emerald Holding, Inc.

UNAUDITED EVENT CANCELLATION INSURANCE CLAIM ACTIVITY

	Insurance claims submitted	Insurance claims approved and received	Insurance claim proceeds accrued*	Insurance recognized in Other Income
	(dollars in millions) (unaudited)
Year Ended December 31, 2020
2020 events	$166.8	$89.1	$17.9	$107.0

Year Ended December 31, 2021
2020 events	$—	$52.2	$(17.9)	$34.3
2021 events	82.3	43.1	—	43.1
Three Months Ended March 31, 2022
2020 events	$—	$0.9	$—	$0.9
2021 events	98.4	27.9	—	27.9
Total	$98.4	$28.8	$—	$28.8
Cumulative Total	$347.5	$213.2	$—	$213.2
*Includes insurance claims accrued and received in subsequent period